                                                                   EXHIBIT 99.2

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial statements of the Company have been prepared to give effect to the Acquisition, including the Offering. The accompanying Unaudited Pro Forma Balance Sheet at June 30, 1996 has been prepared as if the Acquisition was consummated as of that date. The accompanying Unaudited Pro Forma Statements of Operations of the Company for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996 give effect to the Acquisition as if it occurred at January 1, 1995.

     The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Pro forma adjustments are applied to the historical financial statements of the Mettler-Toledo Group to account for the Acquisition under the purchase method of accounting. Under purchase accounting, the estimated Acquisition cost will be allocated to the Mettler-Toledo Group's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the Acquisition based on appraisals and other studies which are not yet completed. Accordingly, the final allocations may differ from the amounts reflected herein.

     The Company is evaluating its business strategy as an independent company after the Acquisition and believes that it can support continued sales growth while further reducing its overall cost base. In July 1996, in anticipation of the consummation of the Acquisition, the Company announced the closure of its Westerville, Ohio facility. In addition, the Company will implement a targeted workforce reduction by the end of 1996. The Unaudited Pro Forma Statements of Operations reflect a pro forma adjustment of $8.3 million per year reflecting the cost savings the Company expects to realize from these projects. See Note
(A) to the Unaudited Pro Forma Statements of Operations. A reserve of $9.0 million is reflected on the Unaudited Pro Forma Balance Sheet to reflect the estimated costs of implementing these projects. See Note 2(F) to the Unaudited Pro Forma Balance Sheet. Of such reserve of $9.0 million, the costs associated with the closure of the Westerville facility of $2.0 million were recorded as a charge in the quarter ended September 30, 1996.

     In accordance with U.S. GAAP, the Company will allocate a portion of the estimated Acquisition cost to (i) in-process research and development projects that have economic value (currently estimated to be $120.4 million) and (ii) the revaluation of inventories (currently estimated to be $21.1 million). In the case of in-process research and development, the amount allocated will be charged to expense as of the date of the Acquisition. In the case of inventories, the revaluation amount will be charged to cost of sales over the period in which such inventories are sold, which is expected to be one to two quarters following the Closing. These one-time charges have not been reflected in the accompanying Unaudited Pro Forma Statements of Operations due to their unusual, non-recurring nature.


     The pro forma financial statements have been prepared based upon the Audited Combined Financial Statements and the Interim Financial Statements of the Mettler-Toledo Group, included elsewhere herein, which have been prepared in accordance with U.S. GAAP. The pro forma financial statements should be read in conjunction with the Audited Combined Financial Statements, the Interim Financial Statements, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and other financial information included elsewhere in this Prospectus. These unaudited pro forma financial statements and related notes are provided for informational purposes only and do not purport to be indicative of the results which would have actually been obtained had the Acquisition and other events been completed on the dates indicated or which may be expected to occur in the future. The Mettler-Toledo Group's historical net income and cash flows as a wholly owned operation of Ciba are not necessarily indicative of the net income and cash flows it might have realized as an independent entity. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Acquisition on Results of Operations.'

                              METTLER-TOLEDO, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET

                                                                     AS OF JUNE 30, 1996
                                                    ------------------------------------------------------
                                                                                            METTLER-TOLEDO
                                                     METTLER-TOLEDO       PRO FORMA              INC.
                                                    GROUP HISTORICAL     ADJUSTMENTS          PRO FORMA
                                                    ----------------    --------------      --------------
                                                                        (IN THOUSANDS)
                     ASSETS
Current assets:
  Cash and cash equivalents......................       $ 45,935           $(40,935)(1)        $  5,000
  Due from Ciba and affiliates...................         53,025            (53,025)(2)(A)           --
  Trade accounts receivable, net.................        157,212                                157,212
  Inventories....................................        107,342             21,100(2)(B)       128,442
  Deferred taxes.................................          5,836                                  5,836
  Other current assets...........................         25,040                                 25,040
                                                    ----------------    --------------      --------------
     Total current assets........................        394,390            (72,860)            321,530
Property, plant and equipment, net...............        225,885             52,500(2)(C)       278,385
Goodwill and other intangible assets, net........         83,155             94,250(2)(D)       177,405
Long-term deferred taxes.........................         13,596                                 13,596
Debt issuance costs..............................             --             14,013(2)(E)        14,013
Other assets.....................................         14,894                                 14,894
                                                    ----------------    --------------      --------------
     Total assets................................       $731,920           $ 87,903            $819,823
                                                    ----------------    --------------      --------------
                                                    ----------------    --------------      --------------
 LIABILITIES AND STOCKHOLDER'S EQUITY/NET ASSETS
Current liabilities:
  Trade accounts payable.........................       $ 34,265                               $ 34,265
  Accrued and other liabilities..................        101,782           $  9,000(2)(F)       110,782
  Taxes payable..................................         16,439                                 16,439
  Deferred taxes.................................          7,313              6,330(2)(G)        13,643
  Bank and other loans...........................         32,610            (32,610)(2)(H)           --
  Notes payable to Ciba and affiliates...........         83,242            (83,242)(2)(A)           --
  Short-term portion of term loans...............             --              9,000(1)            9,000
                                                    ----------------    --------------      --------------
     Total current liabilities...................        275,651            (91,522)            184,129
Long-term debt payable to Ciba and affiliates....        152,231           (152,231)(2)(A)           --
Long-term debt due to third parties..............          6,015             (6,015)(2)(H)           --
Long-term deferred taxes.........................         12,827             14,104(2)(G)        26,931
Credit Agreement:
  Term loans.....................................             --            246,000(1)          246,000
  Revolving credit facility......................             --             55,829(1)           55,829
Notes............................................             --            135,000(1)          135,000
Other long-term liabilities......................         88,979             10,500(2)(I)        99,479
                                                    ----------------    --------------      --------------

     Total liabilities...........................        535,703            211,665             747,368
Minority interest................................          2,855                                  2,855
Stockholder's equity/net assets:
  Net assets.....................................        193,362           (193,362)(2)              --
  Common stock...................................             --            190,000(1)          190,000
  Accumulated deficit............................             --           (120,400)(2)(J)     (120,400)
                                                    ----------------    --------------      --------------
     Total stockholder's equity/net assets.......        193,362           (123,762)             69,600
                                                    ----------------    --------------      --------------
     Total liabilities and stockholder's
       equity/net assets.........................       $731,920           $ 87,903            $819,823
                                                    ----------------    --------------      --------------
                                                    ----------------    --------------      --------------

                              METTLER-TOLEDO, INC.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1996
                                 (IN THOUSANDS)

(1) For a description of the sources and uses of funds for the Acquisition, see 'Use of Proceeds.' The amount of all debt due to Ciba and affiliates, net of amounts due from Ciba and affiliates, will be settled at Closing. The Company also expects to repay all existing bank and other loans at Closing. The Unaudited Pro Forma Balance Sheet assumes receipt at Closing of the $7,500 equity contribution that may be made after Closing, as described under 'Use of Proceeds.'

(2) Under purchase accounting, the total estimated Acquisition cost will be allocated to the Company's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the Acquisition based on appraisals and other studies which are not yet completed. Accordingly, the final allocations may be different from the amounts reflected herein. The amount and the components of the estimated Acquisition cost, along with the estimate of the allocation of the purchase price to assets acquired and liabilities assumed is as follows:

Estimated Acquisition price, including debt......................  $  642,764
Acquisition and financing costs..................................      34,000
                                                                   ----------
     Total estimated Acquisition price, including debt...........  $  676,764
                                                                   ----------
                                                                   ----------

Historical net book value at June 30, 1996.......................  $  193,362
Repayment of net amounts owed to Ciba and affiliates:

  Due from Ciba and affiliates...................................     (53,025)(A)
  Notes payable to Ciba and affiliates...........................      83,242(A)
  Long-term debt payable to Ciba and affiliates..................     152,231(A)
Estimated revaluation of inventories.............................      21,100(B)
Estimated revaluation of property, plant and equipment...........      52,500(C)
Goodwill and other intangible assets, net........................      94,250(D)
Capitalized debt issuance related expenses.......................      14,013(E)
Estimated restructuring reserve..................................      (9,000)(F)
Net deferred tax effects of certain of the purchase accounting adjustments:
     Current.....................................................      (6,330)(G)
     Long-term...................................................     (14,104)(G)
Repayment of bank and other loans................................      32,610(H)
Long-term debt due to third parties..............................       6,015(H)
Record pension and post-retirement obligations at projected
  benefit obligation
  and accumulated benefit obligation, respectively...............     (10,500)(I)
Estimated in-process research and development valuation..........     120,400(J)
                                                                   ----------
                                                                   $  676,764
                                                                   ----------
                                                                   ----------

     (A) As indicated in Note 1 above, the net amount of all debt due to Ciba and affiliates will be settled at Closing.

     (B) The Company will revalue certain inventories in connection with the purchase price allocation. This revaluation will be charged to cost of sales in the period in which the inventories are sold, which is expected to be one to two quarters after Closing. This one-time charge is reflected in the Unaudited Pro Forma Balance Sheet but not in the accompanying Unaudited Pro Forma Statements of Operations due to its unusual, non-recurring nature.

     (C) Represents the estimated revaluation of acquired real estate, principally land holdings in Switzerland contiguous to certain of the Company's manufacturing facilities.

     (D) Represents the excess purchase price resulting from the Acquisition, which includes value that will ultimately be attributed to patents and other intangible assets, other acquired assets, and goodwill once the Company's asset appraisals and other valuation studies are completed. Such asset appraisals and valuation studies are anticipated to be completed shortly after completion of the Acquisition. As such asset appraisals and valuation studies have not yet been completed, for purposes of the accompanying pro forma presentation, the excess purchase price has been included in Goodwill and other intangible assets, net in the Unaudited Pro Forma Balance Sheet and is being amortized over an estimated composite amortizable life of 30 years in the Unaudited Pro Forma Statements of Operations. The Company presently estimates that upon completion of the asset appraisals and valuation studies, approximately $20 million of such excess purchase price may be allocated to patents and amortized over a useful life of five years and approximately $40 million may be allocated to trademarks and amortized over a useful life of 12 to 13 years, while the remaining approximately $117 million would represent goodwill and be amortized over a useful life of 40 years. Final allocation of the excess purchase price between intangible assets and goodwill will have no material effect on the Company's balance sheet but may affect the estimated composite amortizable life of such intangible assets and goodwill and, accordingly, the amount of amortization expense.

     (E) Represents expenses relating to the issuance of the loans under the Credit Agreement and the issuance of the Notes.

     (F) Represents a reserve for costs associated with the closure of the Company's Westerville, Ohio facility, which was announced in July 1996, and a targeted workforce reduction to be implemented by the end of 1996.

     (G) Represents the net deferred tax liability (both current and long-term) relating to certain of the purchase price adjustments for which there will be no change in underlying tax bases of the affected assets and liabilities.

     (H) At Closing, the Company expects to repay all existing bank and other loans and long-term debt to third parties. However, the Company may determine to leave in place certain third party indebtedness following the Closing and reduce the borrowings at Closing under the revolving credit facility.

     (I) Represents the recording of the pension liability at the projected benefit obligation, net of plan assets (funded status) level and the post-retirement liability at the accumulated benefit obligation level.

     (J) In accordance with U.S. GAAP, the Company will allocate a portion of the purchase price to in-process research and development projects that have economic value and immediately write-off this value as a charge to operations upon consummation of the Acquisition. This one-time charge is reflected in the Unaudited Pro Forma Balance Sheet but not in the Unaudited Pro Forma Statements of Operations due to its unusual, non-recurring nature.

                              METTLER-TOLEDO, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                               FOR THE YEAR ENDED DECEMBER 31, 1995
                                      -------------------------------------------------------
                                                                              METTLER-TOLEDO,
                                       METTLER-TOLEDO       PRO FORMA              INC.
                                      GROUP HISTORICAL     ADJUSTMENTS           PRO FORMA
                                      ----------------    --------------      ---------------
                                                          (IN THOUSANDS)
Net sales..........................       $850,415                               $ 850,415
Cost of sales......................        508,089           $ (2,600)(A)          505,489
                                      ----------------    --------------      ---------------
  Gross profit.....................        342,326              2,600              344,926
Research and development
  expenses.........................         54,542             (1,200)(A)           53,342
Marketing and selling expenses.....        167,396             (2,500)(A)          164,896
General and administrative
  expenses.........................         81,167              2,300(B)            81,467
                                                               (2,000)(A)
Amortization of goodwill and other
  intangible assets................          2,529              3,385(C)             5,914
Other charges (income), net........           (701)                                   (701)
                                      ----------------    --------------      ---------------
  Income from operations...........         37,393              2,615               40,008
Interest expense...................         18,219             17,668(D)            38,270
                                                                2,383(E)
Financial income, net..............          8,630             (5,388)(F)            3,242
                                      ----------------    --------------      ---------------
  Income before taxes and minority
     interest......................         27,804            (22,824)               4,980
Provision for taxes................          8,782             (4,218)(G)            4,564
Minority interest..................            768                                     768
                                      ----------------    --------------      ---------------
Net income (loss)..................       $ 18,254           $(18,606)           $    (352)
                                      ----------------    --------------      ---------------
                                      ----------------    --------------      ---------------

    See accompanying notes to Unaudited Pro Forma Statements of Operations.
                                       27

                              METTLER-TOLEDO, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                        FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                 -----------------------------------------------------
                                                                       METTLER-TOLEDO,
                                  METTLER-TOLEDO       PRO FORMA            INC.
                                 GROUP HISTORICAL     ADJUSTMENTS         PRO FORMA
                                 ----------------    --------------    ---------------
                                                     (IN THOUSANDS)
Net sales.....................       $406,992                             $ 406,992
Cost of sales.................        243,643           $ (1,300)(A)        242,343
                                 ----------------    --------------    ---------------
  Gross profit................        163,349              1,300            164,649
Research and development
  expenses....................         27,005               (600)(A)         26,405
Marketing and selling
  expenses....................         80,965             (1,250)(A)         79,715
General and administrative
  expenses....................         37,909              1,150(B)          38,059
Amortization of goodwill and                              (1,000)(A)
  other intangible assets.....          1,289              1,668(C)           2,957
                                 ----------------    --------------    ---------------
  Income from operations......         16,181              1,332             17,513

Interest expense..............          8,717              9,226(D)          19,135
                                                           1,192(E)
Financial income, net.........          2,403             (2,110)(F)            293
                                 ----------------    --------------    ---------------
  Income (loss) before taxes
     and minority interest....          9,867            (11,196)            (1,329)

Provision (benefit) for
  taxes.......................          3,117             (1,722)(G)          1,395
Minority interest.............            270                                   270
                                 ----------------    --------------    ---------------
Net income (loss).............       $  6,480           $ (9,474)         $  (2,994)
                                 ----------------    --------------    ---------------
                                 ----------------    --------------    ---------------

    See accompanying notes to Unaudited Pro Forma Statements of Operations.
                                       28

                              METTLER-TOLEDO, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                        FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                 -----------------------------------------------------
                                                                       METTLER-TOLEDO,
                                  METTLER-TOLEDO       PRO FORMA            INC.
                                 GROUP HISTORICAL     ADJUSTMENTS         PRO FORMA
                                 ----------------    --------------    ---------------
                                                     (IN THOUSANDS)
Net sales.....................       $423,802                             $ 423,802
Cost of sales.................        252,203           $ (1,300)(A)        250,903
                                 ----------------    --------------    ---------------
  Gross profit................        171,599              1,300            172,899
Research and development
  expenses....................         25,054               (600)(A)         24,454
Marketing and selling
  expenses....................         81,378             (1,250)(A)         80,128
General and administrative
  expenses....................         39,153              1,150(B)          39,303
Amortization of goodwill and                              (1,000)(A)
  other intangible assets.....          1,270              1,687(C)           2,957
                                 ----------------    --------------    ---------------
  Income from operations......         24,744              1,313             26,057

Interest expense..............          8,346              9,597(D)          19,135
                                                           1,192(E)
Financial income (expense),
  net.........................            965             (1,813)(F)           (848)
                                 ----------------    --------------    ---------------
  Income before taxes and
     minority interest........         17,363            (11,289)             6,074

Provision for taxes...........          6,830             (3,266)(G)          3,564
Minority interest.............            526                                   526
                                 ----------------    --------------    ---------------
Net income....................       $ 10,007           $ (8,023)         $   1,984
                                 ----------------    --------------    ---------------
                                 ----------------    --------------    ---------------

    See accompanying notes to Unaudited Pro Forma Statements of Operations.
                                       29

                              METTLER-TOLEDO, INC.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

           PERIODS ENDED DECEMBER 31, 1995 AND JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

     (A) Represents the cost savings the Company expects to realize from (i) its targeted workforce reduction program that is expected to be completed by the end of 1996 and (ii) the closure of the Company's Westerville, Ohio facility, which was announced in July 1996. The Company believes it can achieve such cost savings, which result principally from elimination of (i) the Westerville facility's fixed manufacturing costs and (ii) the affected employees' salaries and benefits, without otherwise affecting its cost base or impairing its sales as a result of available manufacturing capacity in its other facilities.

     (B) Reflects the estimated additional general and administrative expenses the Company anticipates it will incur principally as a result of the Acquisition and its changed legal, tax and financing structure. These costs include additional administrative, treasury, internal audit and certain legal services and an annual management fee of $1,000 to be paid to AEA Investors for consulting and financial services to be provided to the Company.

     (C) Represents the amortization of goodwill and other intangible assets arising from the Acquisition over their useful lives (five years for approximately $20 million allocated to patents, 12 to 13 years for approximately $40 million allocated to trademarks and 40 years for approximately $117 million of goodwill). See Note (D) to the Unaudited Pro Forma Balance Sheet.

     (D) Reflects the net change in interest expense based on the Acquisition financing:

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                         YEAR ENDED        ------------------
                                      DECEMBER 31, 1995     1995       1996
                                      -----------------    -------    -------
Elimination of historical interest
  expense on
  refinanced debt..................       $ (18,219)       $(8,717)   $(8,346)
Interest on revolving credit
  facility.........................           3,350          1,675      1,675
Interest on term loans.............          19,375          9,687      9,687
Interest on Notes..................          13,162          6,581      6,581
                                      -----------------    -------    -------
  Net change.......................       $  17,668        $ 9,226    $ 9,597
                                      -----------------    -------    -------
                                      -----------------    -------    -------


     For each 0.25% change in the assumed average rate on the revolving credit facility and term loans under the Credit Agreement and the Notes, interest expense would change by approximately $1,115 for the year ended December 31, 1995 and $557 for the six months ended June 30, 1995 and 1996.

     (E) Represents the amortization of debt issuance fees plus other fees to be incurred in connection with the Credit Agreement. The amortization periods for the fees related to the term loans under the Credit Agreement and the Notes are approximately seven years and ten years, respectively.

     (F) Represents elimination of historical interest income.

     (G) Estimated income tax effects of pre-tax pro forma adjustments and related financing structure. The increased pro forma tax rate is principally attributable to increased non-deductible goodwill expense.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
METTLER-TOLEDO GROUP
  Audited Combined Financial Statements:
     Independent Auditors' Report.......................................   F-2
     Combined Statements of Net Assets as of December 31, 1994 and
      1995..............................................................   F-3
     Combined Statements of Operations for the years ended December 31,
      1993, 1994 and 1995...............................................   F-4
     Combined Statements of Changes in Net Assets for the years ended
      December 31, 1993, 1994 and 1995..................................   F-5
     Combined Statements of Cash Flows for the years ended December 31,
      1993, 1994 and 1995...............................................   F-6
     Notes to Combined Financial Statements for the years ended December
      31, 1993, 1994 and 1995...........................................   F-7

  Unaudited Interim Combined Financial Statements:
     Interim Combined Statements of Net Assets as of December 31, 1995
      and June 30, 1996.................................................   F-22
     Interim Combined Statements of Operations for the six months ended
      June 30, 1995 and 1996............................................   F-23
     Interim Combined Statements of Changes in Net Assets for the six
      months ended June 30, 1995 and 1996...............................   F-24
     Interim Combined Statements of Cash Flows for the six months ended
      June 30, 1995 and 1996............................................   F-25
     Notes to the Interim Combined Financial Statements for the six
      months ended June 30, 1995 and 1996...............................   F-26

MT ACQUISITION CORP.
  Independent Auditors' Report..........................................   F-27
  Balance Sheet as of July 16, 1996.....................................   F-28
  Notes to Balance Sheet as of July 16, 1996............................   F-29

METTLER-TOLEDO HOLDING INC.
  Independent Auditors' Report..........................................   F-30
  Consolidated Balance Sheet as of July 16, 1996........................   F-31
  Notes to Consolidated Balance Sheet as of July 16, 1996...............   F-32

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Ciba-Geigy AG

We have audited the accompanying combined statements of net assets of the Mettler-Toledo Group (as defined in Note 1) as of December 31, 1994 and 1995, and the related combined statements of operations, changes in net assets and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Mettler-Toledo Group as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles in the United States of America.

KPMG FIDES PEAT

Zurich, Switzerland
February 5, 1996

                              METTLER-TOLEDO GROUP

                       COMBINED STATEMENTS OF NET ASSETS
                        AS OF DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

                                                            1994        1995
                                                          --------    --------
                        ASSETS
Current assets:
  Cash and cash equivalents............................   $ 63,802    $ 41,402
  Due from Ciba and affiliates (Note 3)................     18,688      33,072
  Trade accounts receivable, net (Note 4)..............    139,315     159,218
  Inventories (Note 5).................................    105,001     110,986
  Deferred taxes (Note 15).............................      6,830       6,180
  Other current assets (Note 7)........................     17,755      21,469
                                                          --------    --------
     Total current assets..............................    351,391     372,327
Property, plant and equipment, net (Note 8)............    230,033     241,018
Goodwill, net (Note 9).................................     86,833      84,425
Long-term deferred taxes (Note 15).....................     10,882      14,312
Other assets (Notes 10, 14)............................      4,059      12,012
                                                          --------    --------
     Total assets......................................   $683,198    $724,094
                                                          --------    --------
                                                          --------    --------

              LIABILITIES AND NET ASSETS
Current liabilities:
  Trade accounts payable...............................   $ 31,126    $ 34,389
  Accrued and other liabilities (Note 12)..............     86,672     107,118
  Taxes payable........................................     10,596      11,737
  Deferred taxes (Note 15).............................      7,921       7,698
  Bank and other loans (Note 11).......................     24,947      29,513
  Notes payable to Ciba and affiliates (Note 13).......     64,064      91,132
                                                          --------    --------
     Total current liabilities.........................    225,326     281,587
Long-term debt payable to Ciba and affiliates
  (Note 13)............................................    132,275     145,097
Long-term debt due to third parties (Note 13)..........        862       3,621
Long-term deferred taxes (Note 15).....................     10,222      13,502
Other long-term liabilities (Note 14)..................     83,964      84,303
                                                          --------    --------
     Total liabilities.................................    452,649     528,110
Minority interest......................................      2,355       2,730
Net assets:
  Capital employed.....................................    218,129     162,604
  Currency translation adjustment......................     10,065      30,650
                                                          --------    --------

     Total net assets..................................    228,194     193,254
                                                          --------    --------
Commitments and contingencies (Note 18)
     Total liabilities and net assets..................   $683,198    $724,094
                                                          --------    --------
                                                          --------    --------

        See the accompanying notes to the combined financial statements
                                      F-3

                              METTLER-TOLEDO GROUP

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                  1993         1994         1995
                                                ---------    ---------    ---------
Net sales....................................   $ 728,958    $ 769,136    $ 850,415
Cost of sales................................     443,534      461,629      508,089
                                                ---------    ---------    ---------
  Gross profit...............................     285,424      307,507      342,326
Research and development expenses............      46,438       47,994       54,542
Marketing and selling expenses...............     141,717      152,631      167,396
General and administrative expenses..........      68,357       76,248       81,167
Amortization of goodwill.....................       2,535        2,536        2,529
Other charges (income), net (Note 16)........      18,284       (2,852)        (701)
                                                ---------    ---------    ---------
  Income from operations.....................       8,093       30,950       37,393
Interest expense (Note 13)...................      15,239       13,307       18,219
Financial income, net (Note 17)..............       4,174        4,864        8,630
                                                ---------    ---------    ---------
  Income (loss) before taxes and minority
     interest................................      (2,972)      22,507       27,804
Provision for taxes (Note 15)................       3,041        8,676        8,782
Minority interest............................       1,140          347          768
                                                ---------    ---------    ---------
  Net income (loss)..........................   $  (7,153)   $  13,484    $  18,254
                                                ---------    ---------    ---------
                                                ---------    ---------    ---------

        See the accompanying notes to the combined financial statements
                                      F-4

                              METTLER-TOLEDO GROUP

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                             CURRENCY
                                                CAPITAL     TRANSLATION
                                                EMPLOYED    ADJUSTMENT     TOTAL
                                                --------    ----------    --------
Net assets at January 1, 1993................   $216,256     $     36     $216,292
Capital transactions with Ciba and
  affiliates.................................     (6,460)          --       (6,460)
Net loss.....................................     (7,153)          --       (7,153)
Change in currency translation adjustment....         --       (9,158)      (9,158)
                                                --------    ----------    --------
Net assets at December 31, 1993..............    202,643       (9,122)     193,521
Capital transactions with Ciba and
  affiliates.................................      2,002           --        2,002
Net income...................................     13,484           --       13,484
Change in currency translation adjustment....         --       19,187       19,187
                                                --------    ----------    --------
Net assets at December 31, 1994..............    218,129       10,065      228,194
Capital transactions with Ciba and
  affiliates.................................    (73,779)          --      (73,779)
Net income...................................     18,254           --       18,254
Change in currency translation adjustment....         --       20,585       20,585
                                                --------    ----------    --------
Net assets at December 31, 1995..............   $162,604     $ 30,650     $193,254
                                                --------    ----------    --------
                                                --------    ----------    --------

        See the accompanying notes to the combined financial statements
                                      F-5

                              METTLER-TOLEDO GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                 1993        1994        1995
                                                               --------    --------    --------
Cash flows from operating activities:
  Net income (loss).........................................   $ (7,153)   $ 13,484    $ 18,254
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
       Depreciation.........................................     26,674      27,681      30,598
       Amortization of goodwill.............................      2,535       2,536       2,529
       Amortization and write-down of other intangibles.....        382       3,901         236
       Net gain on disposal of long-term assets.............       (305)     (1,396)     (1,053)
       Deferred taxes.......................................     (2,881)        740        (551)
       Minority interest....................................      1,140         347         768
       Increase (decrease) in cash resulting from changes
          in:
          Trade accounts receivable, net....................     (4,765)     (7,410)     (9,979)
          Inventories.......................................      1,218        (574)       (607)
          Other current assets..............................     (1,596)      1,636      (3,058)
          Trade accounts payable............................     (1,728)     (1,123)      1,437
          Accruals and other liabilities, net...............      8,935      (5,728)     13,095
                                                               --------    --------    --------
            Net cash provided by operating activities.......     22,456      34,094      51,669
                                                               --------    --------    --------
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment.......      3,799      12,454       4,000
  Purchase of property, plant and equipment.................    (25,122)    (24,916)    (25,858)
  Investments in other long term assets, net................     (2,534)        162      (7,484)
                                                               --------    --------    --------
            Net cash used in investing activities...........    (23,857)    (12,300)    (29,342)
                                                               --------    --------    --------
Cash flows from financing activities:
  Borrowings (repayments) of third party debt...............     (2,384)       (311)      3,983
  Ciba and affiliates borrowings (repayments)...............     16,660      (9,187)    (15,693)
  Capital transactions with Ciba and affiliates.............     (6,460)      2,002     (37,361)
                                                               --------    --------    --------
            Net cash provided by (used in) financing
               activities...................................      7,816      (7,496)    (49,071)
                                                               --------    --------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      2,275      10,040       4,344
                                                               --------    --------    --------
Net increase (decrease) in cash and cash equivalents........      8,690      24,338     (22,400)
Cash and cash equivalents:
  Beginning of year.........................................     30,774      39,464      63,802

                                                               --------    --------    --------
  End of year...............................................   $ 39,464    $ 63,802    $ 41,402
                                                               --------    --------    --------
                                                               --------    --------    --------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest...............................................   $ 13,867    $ 13,225    $ 18,927
     Taxes..................................................      6,147       9,370       9,970
Non-cash financing and investing activities:
  Due to Ciba for capital transactions (Note 13)............                           $ 36,418

        See the accompanying notes to the combined financial statements
                                      F-6

                              METTLER-TOLEDO GROUP

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION

     The accompanying combined financial statements have been prepared in accordance with United States generally accepted accounting principles ('U.S. GAAP') on a basis which reflects the combined assets and liabilities ('net assets') and sales, costs of sales and other income and expenses ('operations') and cash flows of the companies constituting the Mettler-Toledo Group ('Mettler-Toledo' or the 'Group'). The Group represents the following entities (including their respective subsidiaries) owned by Ciba-Geigy AG ('Ciba') assuming that the Group was organized as a separate legal entity for all periods presented (Ciba ownership percentage is 100% unless otherwise indicated):

                                                       JURISDICTION
                       ENTITY                          OF ORGANIZATION
-----------------------------------------------------  -------------------------
Mettler-Toledo (Holding) Deutschland GmbH............  Germany
MARKET ORGANIZATIONS--EUROPE
Mettler-Toledo GmbH..................................  Germany
  Mettler-Toledo Sp. z.o.o...........................  Poland
  Getmore Gesellschaft fur Marketing & Media Service
     GmbH............................................  Germany
  Ohaus Waagen Vertriebsgesellschaft mbH.............  Germany
Mettler-Toledo SA....................................  France
  Ohaus S.a.r.l......................................  France
Mettler-Toledo Ltd...................................  United Kingdom
Ohaus Europe, Branch of Ohaus US.....................  United Kingdom
Mettler-Toledo (Schweiz) AG..........................  Switzerland
N.V. Mettler-Toledo SA...............................  Belgium
Mettler-Toledo BV....................................  Netherlands
Mettler-Toledo S.p.A. (including Grandi Impianti
  Mettler-Toledo S.r.l.--52% ownership by Ciba)......  Italy
Mettler-Toledo S.A.E.................................  Spain
Mettler-Toledo AB....................................  Sweden
  Mettler-Toledo A/S.................................  Norway
  Mettler-Toledo A/S.................................  Denmark
Mettler-Toledo Gesellschaft mbH......................  Austria
  Mettler-Toledo spol. s.r.o.........................  Slovakia
  Mettler-Toledo Service s.r.o.......................  Slovakia
  Mettler-Toledo spol, s.r.o.........................  Czech Republic
  Mettler-Toledo Kereskedelmi Kft....................  Hungary
  Mettler-Toledo d.o.o...............................  Slovenia
  Mettler-Toledo d.o.o...............................  Croatia

Mettler-Toledo Analyse Industrielle S.ar.l...........  France

PRODUCING ORGANIZATIONS--EUROPE
Mettler-Toledo AG....................................  Switzerland
Mettler-Toledo (Albstadt) GmbH.......................  Germany
Garvens Automation GmbH..............................  Germany

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION--(CONTINUED)

                                                       JURISDICTION
                       ENTITY                          OF ORGANIZATION
-----------------------------------------------------  -------------------------
AMERICAN COMPANIES
Mettler-Toledo, Inc..................................  United States
Mettler-Toledo Inc...................................  Canada
Hi-Speed Checkweigher Co., Inc.......................  United States
Mettler-Toledo S.A. de C.V...........................  Mexico
Mettler-Toledo Process Analytical Inc................  United States
Ohaus Corporation....................................  United States
Ohaus de Mexico S.A. de C.V..........................  Mexico
Mettler-Toledo Industria e Comercio Ltda.(1).........  Brazil

ASIAN AND PACIFIC COMPANIES
Mettler-Toledo Ltd.(2)...............................  Australia
Toledo Scale (HK) Ltd................................  Hong Kong
Mettler-Toledo Instruments (Shanghai) Ltd............  Peoples Republic of China
  Mettler-Toledo International Trading (Shanghai)
     Corp............................................  Peoples Republic of China
Changzhou Toledo Electronic Scale Ltd. (60% ownership
  by Ciba)...........................................  Peoples Republic of China
Mettler-Toledo (S.E.A.) Pte. Ltd.....................  Singapore
Mettler-Toledo K.K...................................  Japan
Mettler-Toledo (M) Sdn. Bhd..........................  Malaysia
Mettler-Toledo (Thailand)(3).........................  Thailand

OTHER COMPANIES
Mettler-Toledo Pac Rim AG............................  Switzerland
Microwa Prazisionswaagen AG..........................  Switzerland


------------------
(1) Subsidiary of Mettler-Toledo AG.

(2) Subsidiary of Mettler-Toledo, Inc.

(3) Division of Ciba as of December 31, 1995. A separate legal entity formed in 1996.

------------------

     In the opinion of management of the Group, the accompanying combined financial statements include all material expenses that the Mettler-Toledo Group would have incurred had it been operating as an independent entity for all periods presented.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     The Mettler-Toledo Group is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Group also manufacturers and sells certain related laboratory

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

measurement instruments. The Group's manufacturing facilities are located in Switzerland, the United States, Germany and China. The Group's principal executive offices are located in Greifensee, Switzerland.

  Principles of Combination

     The combined financial statements include the entities listed in Note 1. All transactions and balances between the Companies listed in Note 1 have been eliminated.

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturity dates of three months or less.

  Inventories


     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using the first in, first out (FIFO) or weighted average cost methods and to a lesser extent the last in, first out (LIFO) method.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is charged on a straight line basis over the estimated useful lives of the assets as follows:

Buildings and improvements....  15 to 50 years
Machinery and equipment.......  3 to 12 years
Computer software.............  3 years
Leasehold improvements........  Shorter of useful life or lease term

     Beginning January 1, 1996 the Group adopted Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 (SFAS 121), 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of'. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, SFAS 121 requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. Adoption of SFAS 121 had no effect on the combined financial statements.

  Goodwill

     Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over 40 years being the expected period to be benefited. The Group assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered from the undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate commensurate with the risks involved. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Taxation

     The Group files its own tax returns in each jurisdiction in which it operates, except in certain jurisdictions where it files jointly with other Ciba subsidiaries. The Group has a tax sharing arrangement with Ciba in these countries to share the tax burden or benefits. Such arrangement results in each company's tax burden or benefit equating to that which it would have incurred or received if it had been filing a separate tax return.

     Taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which the Group operates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Generally, deferred taxes are not provided on the unremitted earnings of subsidiaries outside of Switzerland because it is expected that these earnings are permanently reinvested. Such earnings may become taxable upon the sale or liquidation of these subsidiaries or upon the remittance of dividends. Deferred taxes are provided in situations where the Group's subsidiaries plan to make future dividend distributions.

  Research and Development

     Research and development costs are expensed as incurred. Research and development costs, including customer engineering (which represents research and development funded by customers and, accordingly, is included in cost of sales), amounted to approximately $52,600, $55,600 and $62,400 during 1993, 1994 and 1995, respectively.

  Currency Translation and Transactions

     The reporting currency for the combined financial statements of the Group is the United States dollar (USD). The functional currency for the Group's operations is generally the applicable local currency. Accordingly, the assets and liabilities of companies whose functional currency is other than the USD are included in the combination by translating the assets and liabilities into the reporting currency at the exchange rates applicable at the end of the reporting year. The statements of operations and cash flows of such non-USD functional currency operations are translated at the monthly average exchange rates during the year. Translation gains or losses are accumulated as a separate component of net assets. Currency transaction gains or losses arising from transactions of Group companies in currencies other than the functional currency are included in operations at each reporting period.

  Derivative Financial Instruments


     The Group has only limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments in the form of currency forward and option contracts are entered into by the Group primarily as a hedge against anticipated currency exposures. Such contracts limit the Group's exposure to both favorable and unfavorable currency fluctuations. These contracts are adjusted to reflect market values as of each balance sheet date, with the resulting unrealized gains and losses being recognized in financial income or expense, as appropriate.

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, accounts receivable, other current assets and current liabilities approximates fair market value because of the short term maturity of these financial instruments. It is not practical to determine the fair value of balances with Ciba due to the related party nature of these financial instruments. Other financial instruments are not significant to the combined financial statements.

  Concentration of Credit Risk

     The Group's revenue base is widely diversified by geographic region and by individual customer. The Group's products are utilized in many different industries, although extensively in the pharmaceutical and chemical industries. The Group performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

  Revenue Recognition

     Revenue is recognized when title to a product has transferred or services have been rendered. Revenues from service contracts are recognized on a straight-line basis over the contract period.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.


3.  DUE FROM CIBA AND AFFILIATES, NET

     The amount due from Ciba, net is comprised of the following:

                                                           1994       1995
                                                          -------    -------
Cash pool deposits.....................................   $18,688    $22,239
Due from AG fur Prazisionsinstrumente ('AGP'), a
  subsidiary of Ciba, 6.5%, revolving repayment
  terms................................................        --     10,833
                                                          -------    -------
                                                          $18,688    $33,072
                                                          -------    -------
                                                          -------    -------

     Certain Group operating units participate in an arrangement with Ciba whereby excess cash is pooled into an account maintained by Ciba. The net deposit with Ciba in connection with this arrangement bears interest at the short-term money market rates available to Ciba.

     Ciba performs certain limited administrative services on behalf of the Group. The cost of such services, which has not been charged to the Group nor included in the combined financial statements, would not be significant.

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

4.  TRADE ACCOUNTS RECEIVABLE, NET

     Trade accounts receivable, net, consisted of the following at December 31:

                                             1994        1995
                                           --------    --------
Trade accounts receivable...............   $146,726    $168,510
Allowance for doubtful accounts.........     (7,411)     (9,292)
                                           --------    --------
                                           $139,315    $159,218
                                           --------    --------

                                           --------    --------

5.  INVENTORIES

     Inventories consisted of the following at December 31:

                                             1994        1995
                                           --------    --------
Raw materials and parts.................   $ 46,305    $ 45,523
Work in progress........................     30,689      38,191
Finished goods..........................     30,564      30,149
                                           --------    --------
                                            107,558     113,863
LIFO reserve............................     (2,557)     (2,877)
                                           --------    --------
                                           $105,001    $110,986
                                           --------    --------
                                           --------    --------

     At December 31, 1994 and 1995, 9.2% and 8.8%, respectively, of the Company's inventories (certain U.S. companies only) were valued using the LIFO method of accounting. There were no material liquidations of LIFO inventories during the periods presented.

6.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISKS

     The Group may be exposed to credit losses in the event of nonperformance by the counterparties to its currency forward and option contracts. The Group has no reason to believe, however, that such counterparties will not be able to fully satisfy their obligations under these contracts.

     At December 31, 1994, the Group had contracts maturing during 1995 to purchase the equivalent of approximately $130 and to sell the equivalent of approximately $25,700 in various currencies. At December 31, 1995, the Group had currency forward and option contracts maturing during 1996 to purchase the equivalent of approximately $23,300 and to sell the equivalent of approximately $27,900 in various currencies. These contracts were used to limit its exposure to currency fluctuations on anticipated future cash flows, primarily for the delivery and receipt of United States dollars, German marks, and Japanese yen in exchange for Swiss francs.

     At December 31, 1994 and 1995, the fair value of such financial instruments, which the Group recognized as net unrealized gains, was approximately $590 and $2,400, respectively.

7.  OTHER CURRENT ASSETS

     Other current assets consisted of the following at December 31:


                                                           1994       1995
                                                          -------    -------
Prepaid expenses.......................................   $ 4,273    $ 4,703
Other (including net gains on derivative financial
  instruments).........................................    13,482     16,766
                                                          -------    -------
                                                          $17,755    $21,469
                                                          -------    -------
                                                          -------    -------

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

8.  PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net, consisted of the following at December 31:

                                                       1994        1995
                                                     --------    --------
Land..............................................   $ 28,488    $ 31,535
Buildings and leasehold improvements..............    166,281     186,608
Machinery and equipment...........................    218,824     237,457
Computer software.................................      4,114       5,373
                                                     --------    --------
                                                      417,707     460,973
Less accumulated depreciation and amortization....   (187,674)   (219,955)
                                                     --------    --------
                                                     $230,033    $241,018
                                                     --------    --------
                                                     --------    --------

9.  GOODWILL, NET

     Goodwill, net, consists of the following at December 31:


                                   1994        1995
                                 --------    --------
Cost..........................   $101,572    $101,693
Accumulated amortization......    (14,739)    (17,268)
                                 --------    --------
                                 $ 86,833    $ 84,425
                                 --------    --------
                                 --------    --------

10.  OTHER ASSETS

     Other assets consisted of the following at December 31:

                                            1994      1995
                                           ------    -------
Bank deposits--restricted cash..........   $1,145    $ 4,697
Secured loans...........................    1,165      2,911
Other...................................    1,749      4,404
                                           ------    -------
                                           $4,059    $12,012
                                           ------    -------
                                           ------    -------

     Bank deposits--restricted cash at December 31, 1994 and 1995 represented amounts restricted as to use under Switzerland tax law and, in 1995, deposits collateralizing a letter of credit given by a financial institution in connection with one of the Company's subsidiaries in the Peoples Republic of China.

11.  BANK AND OTHER LOANS

     Bank and other loans consisted of the following at December 31:

                                            1994       1995
                                           -------    -------
Bank overdraft liability................   $15,005    $16,977
Borrowings under line of credit.........     9,161     10,105
Other...................................       781      2,431
                                           -------    -------
                                           $24,947    $29,513
                                           -------    -------
                                           -------    -------

     The weighted average interest rate on the borrowings under line of credit was approximately 6.6% and 8.0% at December 31, 1994 and 1995, respectively. The Group had available unused bank lines of credit for short-term financing of approximately $72,000 at December 31, 1995.

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

12.  ACCRUED AND OTHER LIABILITIES

     Accrued and other liabilities consisted of the following at December 31:

                                                 1994        1995
                                                -------    --------
Accrued payroll and vacation.................   $22,620    $ 26,400
Social benefits and payroll taxes............     8,830       9,563
Other taxes payable..........................     4,318       8,190
Warranty.....................................     5,633       6,420
Other liabilities............................    45,271      56,545
                                                -------    --------
                                                $86,672    $107,118
                                                -------    --------
                                                -------    --------

     Warranties on Mettler-Toledo products are generally for one year. The Group provides for warranty costs, which have not been significant, based on historical experience.

13.  DEBT

     The Group's debt obligations consist of the following at December 31:

     Short-term notes payable to Ciba and affiliates:

                                                           1994       1995
                                                          -------    -------
Unsecured notes payable:
  AGP, 4.25%, due February 29,1996 (renewable).........   $    --    $26,517
  Ciba, 7.56%, due December 20, 1995...................    20,000         --
Due to Ciba for capital transactions...................        --     36,418

Due to AGP, 6.5%, revolving repayment terms............    28,603         --
Other unsecured short-term debt to Ciba, varying
  interest rates and maturities........................    15,461     28,197
                                                          -------    -------
                                                          $64,064    $91,132
                                                          -------    -------
                                                          -------    -------

     Long-term debt payable to Ciba and affiliates:

                                                            1994        1995
                                                          --------    --------
Unsecured notes payable:
  AGP, 8.4%, due December 20, 1999.....................   $     --    $122,000
  AGP, 6%, due December 20, 1999.......................         --      20,000
  Ciba, 8.4%, due December 20, 1999
     (refinanced during 1995)..........................    122,000          --
Other unsecured long-term debt to Ciba, varying
  interest rates and maturities........................     10,275       3,097
                                                          --------    --------
                                                          $132,275    $145,097
                                                          --------    --------
                                                          --------    --------

     Long-term debt payable to third parties at December 31, 1994 and 1995 was $862 and $3,621, respectively.

     Interest expense consists of the following for the years ended December 31:

                   1993       1994       1995
                  -------    -------    -------
Ciba...........   $13,402    $10,506    $15,693
Third-party....     1,837      2,801      2,526
                  -------    -------    -------
                  $15,239    $13,307    $18,219
                  -------    -------    -------
                  -------    -------    -------

                              METTLER-TOLEDO GROUP

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS


              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

14.  BENEFIT PLANS

     Mettler-Toledo maintains a number of retirement plans for the benefit of its employees.

     Certain group companies sponsor defined contribution plans. Benefits are determined and funded annually based upon the terms of the plans. Contributions under these plans amounted to $8,455, $9,042, and $9,413, in 1993, 1994 and 1995, respectively.

     Certain group companies sponsor defined benefit plans. Benefits are also provided to employees under defined benefit plans primarily based upon years of service and employees' compensation for certain periods during the last years of employment.

     The following table sets forth the funded status and amounts recognized in the combined financial statements for the Group's principal defined benefit plans at December 31, 1994 and 1995:

                                                        1994                              1995
                                           -------------------------------   -------------------------------
                                           ASSETS EXCEED     ACCUMULATED     ASSETS EXCEED     ACCUMULATED
                                            ACCUMULATED    BENEFITS EXCEED    ACCUMULATED    BENEFITS EXCEED
                                             BENEFITS          ASSETS          BENEFITS          ASSETS
                                           -------------   ---------------   -------------   ---------------
Actuarial present value of accumulated
  benefit obligations:
  Vested benefits.......................      $(8,247)        $ (73,144)       $  (8,582)       $ (90,698)
  Non-vested benefits...................         (229)           (4,279)             (90)          (3,122)
                                           -------------   ---------------   -------------   ---------------
                                               (8,476)          (77,423)          (8,672)         (93,820)
                                           -------------   ---------------   -------------   ---------------
Projected benefit obligations...........       (9,166)          (90,028)         (10,737)        (100,820)
Plan assets at fair value...............       10,135            28,414           10,546           40,091
                                           -------------   ---------------   -------------   ---------------
Plan assets in excess of (less than)
  projected benefit obligations.........          969           (61,614)            (191)         (60,729)
Unrecognized prior service cost
  (benefit).............................          502             1,103              183             (252)
Unrecognized net losses.................           66             1,265              188              247
Unrecognized transition obligations.....           --             3,835               --            3,851
                                           -------------   ---------------   -------------   ---------------
Prepaid (accrued) pension costs.........      $ 1,537         $ (55,411)       $     180        $ (56,883)
                                           -------------   ---------------   -------------   ---------------
                                           -------------   ---------------   -------------   ---------------


     The prepaid (accrued) pension costs are recognized in the accompanying combined financial statements as other long-term assets and other long term liabilities, respectively.

     The assumed discount rates and rates of increase in future compensation level used in calculating the projected benefit obligations vary according to the economic conditions of the country in which the retirement plans are situated. The range of rates used for the purposes of the above calculations are:

                                     1994            1995
                                 -------------   -------------
Discount rates................   6.5% to 9.0%    6.5% to 8.0%
Compensation increase rates...   2.5% to 7.0%    2.5% to 6.0%

     The expected long term rates of return on plan assets ranged between 9.0% and 9.3% for 1993, 9.5% and 11.0% in 1994, and 9.5% and 10.0% for 1995.

     The assumptions used above have a significant effect on the reported amounts of projected benefit obligations and net periodic pension cost. For example, increasing the assumed discount rate would have the effect of decreasing the projected benefit obligation and increasing unrecognized net gains.

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

14.  BENEFIT PLANS--(CONTINUED)

     Increasing the assumed compensation increase rate would increase the projected benefit obligation and decrease unrecognized net gains. Increasing the expected long-term rate of return on investments would decrease unrecognized net gains.

     Plan assets relate principally to the Group's U.S. companies and consist of equity investments, obligations of the U.S. Treasury or other governmental agencies, and other interest-bearing investments.

     Net periodic pension cost for all of the plans above includes the following components:


                                                 1993      1994       1995
                                                ------    -------    -------
Service cost (benefits earned during the
  period)....................................   $3,722    $ 3,833    $ 3,668
Interest cost on projected benefit
  obligations................................    6,055      6,426      7,561
Actual return on plan assets.................   (3,609)    (2,725)    (8,653)
Net amortization and deferral................    1,012       (170)     5,137
                                                ------    -------    -------
Net periodic pension expense.................   $7,180    $ 7,364    $ 7,713
                                                ------    -------    -------
                                                ------    -------    -------

     The Group's U.S. operations provide postretirement medical benefits to their employees. Employee contributions for medical benefits are related to employee years of service.

     The following table sets forth the status of the U.S. postretirement plans and amounts recognized in the Group's combined financial statements at December 31, 1994 and 1995:

                                                    1994        1995
                                                  --------    --------
Accumulated postretirement benefit obligations:
  Retired......................................   $(27,837)   $(27,682)
  Fully eligible...............................     (1,252)     (1,196)
  Other........................................     (2,547)     (2,361)
                                                  --------    --------
                                                   (31,636)    (31,239)
Unrecognized net loss..........................      5,714       6,261
Unrecognized prior service benefit.............         --        (692)
Unrecognized transition obligation.............      1,471       1,389
                                                  --------    --------
Accrued postretirement benefit cost............   $(24,451)   $(24,281)
                                                  --------    --------
                                                  --------    --------

     Net periodic postretirement benefit cost for the above plans includes the following components:

                                                      1993       1994      1995
                                                     -------    ------    ------
Service cost (benefits earned during the
  period).........................................   $   296    $  333    $  285

Interest cost on accumulated postretirement
  benefit obligations.............................     2,053     2,193     2,371
Net amortization and deferral.....................        82        82        99
                                                     -------    ------    ------
Net periodic postretirement benefit cost..........   $ 2,431    $2,608    $2,755
                                                     -------    ------    ------
                                                     -------    ------    ------

     The accumulated postretirement benefit obligation and net periodic postretirement benefit cost were determined using discount rates of 8.5% in 1993 and 7.3% in 1994 and 1995, and health care cost trend rates ranging from 10.75% to 12.25% in 1993, 1994 and 1995, decreasing to 5.5% in 2005.

     The health care cost trend rate assumption has a significant effect on the accumulated postretirement benefit obligation and net periodic postretirement benefit cost. For example, in 1995 the effect of a one-percentage-point increase in the assumed health care cost trend rate would be an increase of $2,875 on the accumulated

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

14.  BENEFIT PLANS--(CONTINUED)

postretirement benefit obligations and an increase of $251 on the aggregate of the service and interest cost components of the net periodic benefit cost.

15.  TAXES

     The sources of the Group's income (loss) before taxes and minority interest were as follows:

                                                 1993       1994       1995
                                                -------    -------    -------
Switzerland..................................   $    (5)   $ 9,855    $11,431
Non-Switzerland..............................    (2,967)    12,652     16,373
                                                -------    -------    -------
                                                $(2,972)   $22,507    $27,804
                                                -------    -------    -------
                                                -------    -------    -------


     The provision (benefit) for taxes consists of:

                                                CURRENT    DEFERRED    TOTAL
                                                -------    --------    ------
Year ended December 31, 1993:
  Switzerland Federal........................   $  464     $   (308)   $  156
  Switzerland Canton (State) and Local.......      130         (509)     (379)
  Non-Switzerland............................    5,328       (2,064)    3,264
                                                -------    --------    ------
                                                $5,922     $ (2,881)   $3,041
                                                -------    --------    ------
                                                -------    --------    ------

Year ended December 31, 1994:
  Switzerland Federal........................   $1,182     $    (32)   $1,150
  Switzerland Canton (State) and Local.......    1,215          (53)    1,162
  Non-Switzerland............................    5,538          826     6,364
                                                -------    --------    ------
                                                $7,935     $    741    $8,676
                                                -------    --------    ------
                                                -------    --------    ------
Year ended December 31, 1995:
  Switzerland Federal........................   $  513     $    (92)   $  421
  Switzerland Canton (State) and Local.......      481         (505)      (24)
  Non-Switzerland............................    8,339           46     8,385
                                                -------    --------    ------
                                                $9,333     $   (551)   $8,782
                                                -------    --------    ------
                                                -------    --------    ------

     The provision for tax expense (benefit) for the years ended December 31, 1993, 1994 and 1995 differed from the amounts computed by applying the Switzerland federal income tax rate of 9.8% to income (loss) before taxes and minority interest as a result of the following:

                                                 1993      1994      1995
                                                ------    ------    ------
Expected tax.................................   $ (291)   $2,206    $2,725
Switzerland Canton (state) and local income
  taxes, net of federal income tax benefit...     (342)    1,048       (21)
Non-deductible goodwill......................      248       249       248
Change in valuation allowance................    4,601      (716)    1,603
Non-Switzerland income taxes in excess of
  (less than) 9.8%...........................   (1,295)    5,591     4,968
Other, net...................................      120       298      (741)
                                                ------    ------    ------
                                                $3,041    $8,676    $8,782

                                                ------    ------    ------
                                                ------    ------    ------

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

15.  TAXES--(CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:

                                                            1994        1995
                                                          --------    --------
Deferred tax assets:
Inventory..............................................   $  8,788    $  9,706
Accrued and other liabilities..........................      4,826       6,129
Deferred loss on sale of subsidiaries..................      6,227       6,725
Accrued postretirement benefit costs...................      9,291       9,227
Accrued pension costs..................................      5,684       6,276
Non-Switzerland foreign net operating loss
  carryforwards........................................     10,523      10,140
Other..................................................      5,168       4,082
                                                          --------    --------
Total gross deferred tax assets........................     50,507      52,285
Less valuation allowance...............................    (19,563)    (21,166)
                                                          --------    --------
Gross deferred tax assets less valuation allowance.....     30,944      31,119
                                                          --------    --------

Deferred tax liabilities:
Inventory..............................................      5,946       5,952
Property, plant and equipment..........................     21,352      21,675
Other..................................................      4,077       4,200
                                                          --------    --------
Total gross deferred tax liabilities...................     31,375      31,827
                                                          --------    --------
Net deferred tax liability.............................   $   (431)   $   (708)
                                                          --------    --------
                                                          --------    --------


     The net change in the total valuation allowance, including changes resulting from translation of such amounts from the local functional currencies to the reporting currency, for the years ended December 31, 1993, 1994 and 1995 was an increase of $4,601 and $1,603 in 1993 and 1995, respectively, and a decrease of $716 in 1994.

     The Group has established valuation allowances primarily for net operating losses and deferred losses on the sale of subsidiaries as follows:

                                                           1994       1995
                                                          -------    -------
Net operating losses:
  Nordic Region........................................   $ 2,511    $ 2,680
  Belgium..............................................     1,537      1,937
  Spain................................................     2,379      1,551
  Australia............................................     1,189      1,415
  Others...............................................     2,907      2,557
                                                          -------    -------
Total net operating losses.............................    10,523     10,140
Deferred losses on sale of subsidiaries................     6,227      6,725
Other..................................................     2,813      4,301
                                                          -------    -------
Total valuation allowance..............................   $19,563    $21,166
                                                          -------    -------
                                                          -------    -------

     At December 31, 1995, the Group had federal net operating loss carryforwards in various countries other than Switzerland for income tax purposes of $28,017. Of this amount, $19,363 had no expiration date, relating to subsidiaries in Sweden, Belgium, Australia, United Kingdom, and Singapore. Additionally, there were operating

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

15.  TAXES--(CONTINUED)

losses at that date in various other countries in the amount of $8,654 which expire in varying amounts through 2001.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

16.  OTHER CHARGES (INCOME), NET

     In June, 1993, Mettler-Toledo management approved a plan of reorganization designed to reduce the Group's production capacity in Europe. In connection with the reorganization, the Group recorded in 1993 charges of $19,774, including approximately $3,800 for non-cash asset writedowns and approximately $16,000 for severance and other costs. During 1994 the reorganization was substantially completed.

     Other income in 1993, 1994 and 1995 primarily relates to gains from sales of property, and in 1994 to a gain on sale of a cost basis investment.

17.  FINANCIAL INCOME, NET

     Financial income (expense) consists of the following for the years ended December 31:

                                             1993        1994        1995
                                           --------    --------    --------
Interest income.........................   $  4,590    $  4,386    $  5,388
Foreign currency transactions, net......       (416)        478       3,242
                                           --------    --------    --------
                                           $  4,174    $  4,864    $  8,630
                                           --------    --------    --------
                                           --------    --------    --------

18.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Group leases certain of its facilities in the U.S. and U.K. under operating leases. The future minimum future lease payments under non-cancelable operating leases are as follows at December 31, 1995:

1996..........   $ 8,497
1997..........     5,878
1998..........     3,731
1999..........     1,802
2000..........     1,145
Thereafter....     6,407
                 -------
Total.........   $27,460

                 -------
                 -------

     Rent expense for operating leases amounted to $9,077, $10,508 and $11,480 in 1993, 1994 and 1995, respectively.

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

18.  COMMITMENTS AND CONTINGENCIES--(CONTINUED)

LEGAL

     The Group is party to various legal proceedings, including certain environmental matters, incidental to the normal course of business. Management does not expect that any of such proceedings will have a material adverse effect on the Group's financial condition or results of operations.

19.  GEOGRAPHIC SEGMENT INFORMATION

     The tables below shows the Group's operations by geographic region. Transfers between geographic regions are priced to reflect consideration of market conditions and the regulations of the countries in which the transferring entities are located.

                     NET SALES BY    NET SALES    TRANSFERS BETWEEN    TOTAL NET SALES     INCOME (LOSS)
1993                 DESTINATION     BY ORIGIN    GEOGRAPHIC AREAS        BY ORIGIN       FROM OPERATIONS
------------------   ------------    ---------    -----------------    ---------------    ---------------
Switzerland(1)....     $ 29,927      $  83,904        $ 116,281           $ 200,185           $(2,394)
Germany...........      123,464        132,012           34,403             166,415               115
Other Europe......      193,919        172,527              679             173,206            (2,317)
                     ------------    ---------    -----------------    ---------------    ---------------
Total Europe......      347,310        388,443          151,363             539,806            (4,596)
United States.....      258,968        283,615           27,638             311,253             7,319
Other Americas....       54,713         32,834               62              32,896             1,497
                     ------------    ---------    -----------------    ---------------    ---------------
Total Americas....      313,681        316,449           27,700             344,149             8,816
Asia and other....       67,967         24,066               84              24,150             2,738
Eliminations......           --             --         (179,147)           (179,147)            1,135
                     ------------    ---------    -----------------    ---------------    ---------------
Totals............     $728,958      $ 728,958        $      --           $ 728,958           $ 8,093
                     ------------    ---------    -----------------    ---------------    ---------------

                     ------------    ---------    -----------------    ---------------    ---------------

                     NET SALES BY    NET SALES    TRANSFERS BETWEEN    TOTAL NET SALES     INCOME (LOSS)       TOTAL
1994                 DESTINATION     BY ORIGIN    GEOGRAPHIC AREAS        BY ORIGIN       FROM OPERATIONS     ASSETS
------------------   ------------    ---------    -----------------    ---------------    ---------------    ---------
Switzerland(1)....     $ 31,992      $  89,495        $ 133,583           $ 223,078           $10,516        $ 369,868
Germany...........      126,527        133,772           37,056             170,828            10,034          127,071
Other Europe......      215,230        192,557              776             193,333             1,665          108,692
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Total Europe......      373,749        415,824          171,415             587,239            22,215          605,631
United States.....      269,034        300,244           29,877             330,121            10,111          265,440
Other Americas....       56,628         33,204               64              33,268               939           13,728
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Total Americas....      325,662        333,448           29,941             363,389            11,050          279,168
Asia and other....       69,725         19,864               75              19,939               238           21,601
Eliminations......           --             --         (201,431)           (201,431)           (2,553)        (223,202)
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Totals............     $769,136      $ 769,136        $      --           $ 769,136           $30,950        $ 683,198
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
                     ------------    ---------    -----------------    ---------------    ---------------    ---------

                              METTLER-TOLEDO GROUP

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

19.  GEOGRAPHIC SEGMENT INFORMATION--(CONTINUED)

                     NET SALES BY    NET SALES    TRANSFERS BETWEEN    TOTAL NET SALES     INCOME (LOSS)       TOTAL
1995                 DESTINATION     BY ORIGIN    GEOGRAPHIC AREAS        BY ORIGIN       FROM OPERATIONS     ASSETS
------------------   ------------    ---------    -----------------    ---------------    ---------------    ---------
Switzerland(1)....     $ 41,820      $ 102,712        $ 159,453           $ 262,165           $ 6,316        $ 593,955
Germany...........      151,974        158,393           47,379             205,772            14,799          196,460
Other Europe......      247,802        228,939              799             229,738             2,080          123,431
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Total Europe......      441,596        490,044          207,631             697,675            23,195          913,846
United States.....      263,945        298,053           29,578             327,631             7,363          257,956
Other Americas....       52,966         32,732              131              32,863               950           14,474
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Total Americas....      316,911        330,785           29,709             360,494             8,313          272,430

Asia and other....       91,908         29,586               97              29,683             2,331           31,777
Eliminations......           --             --         (237,437)           (237,437)            3,554         (493,959)
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
Totals............     $850,415      $ 850,415        $      --           $ 850,415           $37,393        $ 724,094
                     ------------    ---------    -----------------    ---------------    ---------------    ---------
                     ------------    ---------    -----------------    ---------------    ---------------    ---------

------------------
(1) Includes Corporate.

20.  SUBSEQUENT EVENT (UNAUDITED)

     Pursuant to the terms of a Stock Purchase Agreement (as amended, the 'Agreement') dated April 2, 1996, between AEA MT Inc., AGP, and Ciba, Ciba agreed to sell to AEA MT Inc. and AEA MT Inc. agreed to purchase from Ciba all of the capital stock and other equity instruments in the entities listed in Note
1. Consummation of the transaction contemplated by the Agreement is subject to various terms and conditions.

                              METTLER-TOLEDO GROUP

                   INTERIM COMBINED STATEMENTS OF NET ASSETS
                      DECEMBER 31, 1995 AND JUNE 30, 1996
                                 (IN THOUSANDS)

                                           DECEMBER 31, 1995    JUNE 30, 1996
                                           -----------------    -------------
                                                                 (UNAUDITED)
                 ASSETS
Current assets
  Cash and cash equivalents.............       $  41,402          $  45,935
  Due from Ciba and affiliates..........          33,072             53,025
  Trade accounts receivable, net........         159,218            157,212
  Inventories...........................         110,986            107,342
  Deferred taxes........................           6,180              5,836
  Other current assets..................          21,469             25,040
                                           -----------------    -------------
  Total current assets..................         372,327            394,390
Property, plant and equipment, net......         241,018            225,885
Goodwill, net...........................          84,425             83,155
Long-term deferred taxes................          14,312             13,596
Other assets............................          12,012             14,894
                                           -----------------    -------------
     Total assets.......................       $ 724,094          $ 731,920
                                           -----------------    -------------
                                           -----------------    -------------


       LIABILITIES AND NET ASSETS
Current liabilities
  Trade accounts payable................       $  34,389          $  34,265
  Accrued and other liabilities.........         107,118            101,782
  Taxes payable.........................          11,737             16,439
  Deferred taxes........................           7,698              7,313
  Bank and other loans..................          29,513             32,610
  Notes payable to Ciba and
     affiliates.........................          91,132             83,242
                                           -----------------    -------------
     Total current liabilities..........         281,587            275,651
Long-term debt payable to Ciba and
  affiliates............................         145,097            152,231
Long-term debt due to third parties.....           3,621              6,015
Long-term deferred taxes................          13,502             12,827
Other long-term liabilities.............          84,303             88,979
                                           -----------------    -------------
     Total liabilities..................         528,110            535,703
Minority interest.......................           2,730              2,855
Net assets:
  Capital employed......................         162,604            173,964
  Currency translation adjustment.......          30,650             19,398
                                           -----------------    -------------
     Total net assets...................         193,254            193,362
                                           -----------------    -------------
     Total liabilities and net assets...       $ 724,094          $ 731,920
                                           -----------------    -------------
                                           -----------------    -------------

    See the accompanying notes to the interim combined financial statements
                                      F-22

                              METTLER-TOLEDO GROUP

                   INTERIM COMBINED STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                       JUNE 30,
                                                ----------------------
                                                  1995         1996
                                                ---------    ---------
                                                     (UNAUDITED)
Net sales....................................   $ 406,992    $ 423,802
Cost of sales................................     243,643      252,203
                                                ---------    ---------
     Gross profit............................     163,349      171,599
Research and development expenses............      27,005       25,054
Marketing and selling expenses...............      80,965       81,378
General and administrative expenses..........      37,909       39,153
Amortization of goodwill.....................       1,289        1,270
                                                ---------    ---------
     Income from operations..................      16,181       24,744
Interest expense.............................       8,717        8,346
Financial income, net........................       2,403          965
                                                ---------    ---------
     Income before taxes and minority
      interest...............................       9,867       17,363
Provision for taxes..........................       3,117        6,830
Minority interest............................         270          526
                                                ---------    ---------
     Net income..............................   $   6,480    $  10,007
                                                ---------    ---------
                                                ---------    ---------

    See the accompanying notes to the interim combined financial statements
                                      F-23

                              METTLER-TOLEDO GROUP

              INTERIM COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                   CURRENCY
                                      CAPITAL     TRANSLATION
                                      EMPLOYED    ADJUSTMENT     TOTAL
                                      --------    ----------    --------
                                                 (UNAUDITED)
Net assets at January 1, 1995......   $218,129     $ 10,065     $228,194
Capital transactions with Ciba and
  affiliates.......................    (18,644)          --      (18,644)
Net income.........................      6,480           --        6,480
Change in currency translation
  adjustment.......................         --       28,823       28,823
                                      --------    ----------    --------
Net assets at June 30, 1995........   $205,965     $ 38,888     $244,853
                                      --------    ----------    --------
                                      --------    ----------    --------
Net assets at January 1, 1996......   $162,604     $ 30,650     $193,254
Capital transactions with Ciba and
  affiliates.......................      1,353           --        1,353
Net income.........................     10,007           --       10,007
Change in currency translation
  adjustment.......................         --      (11,252)     (11,252)
                                      --------    ----------    --------
Net assets at June 30, 1996........   $173,964     $ 19,398     $193,362
                                      --------    ----------    --------
                                      --------    ----------    --------

    See the accompanying notes to the interim combined financial statements
                                      F-24

                              METTLER TOLEDO GROUP

                   INTERIM COMBINED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                JUNE 30,
                                                       --------------------------
                                                          1995           1996
                                                       -----------    -----------
                                                              (UNAUDITED)

Cash flows from operating activities:
  Net income........................................    $   6,480      $  10,007
  Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation...................................       13,880         12,942
     Amortization of goodwill.......................        1,289          1,270
     Amortization and write-down of other
      intangibles...................................          314            147
     Net (gain) loss on disposal of long-term
      assets........................................          290           (131)
     Deferred taxes.................................          367           (191)
     Minority interest..............................          270            526
     Increase (decrease) in cash resulting from
      changes in:
       Trade accounts receivable, net...............       (3,822)        (4,666)
       Inventories..................................       (1,162)           279
       Other current assets.........................       (7,306)          (352)
       Trade accounts payable.......................          597            932
       Accruals and other liabilities, net..........       11,869         16,097
                                                       -----------    -----------
          Net cash provided by operating
            activities..............................       23,066         36,860
                                                       -----------    -----------
Cash flows from investing activities:
  Proceeds from sale of property, plant and
     equipment......................................        1,046            508
  Purchase of property, plant and equipment.........       (6,527)       (10,053)
  Investments in other long term assets, net........         (721)           (37)
                                                       -----------    -----------
          Net cash used in investing activities.....       (6,202)        (9,582)
                                                       -----------    -----------
Cash flows from financing activities:
  Repayment of third party debt.....................       (2,779)        (1,078)
  Ciba and affiliates borrowings (repayments).......        5,291        (16,368)
  Capital transactions with Ciba and affiliates.....       (9,685)        (2,983)
                                                       -----------    -----------
          Net cash used in financing activities.....       (7,173)       (20,429)

                                                       -----------    -----------
  Effect of exchange rate changes on cash and cash
     equivalents....................................        5,569         (2,316)
                                                       -----------    -----------
          Net increase in cash and cash
            equivalents.............................       15,260          4,533
  Cash and cash equivalents:........................
     Beginning of year..............................       63,802         41,402
                                                       -----------    -----------
     End of six month period........................    $  79,062      $  45,935
                                                       -----------    -----------
                                                       -----------    -----------

    See the accompanying notes to the interim combined financial statements
                                      F-25

                              METTLER-TOLEDO GROUP

               NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS
                     (IN THOUSANDS UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION

     The accompanying interim combined financial statements have been prepared in accordance with United States generally accepted accounting principles on a basis which reflects the interim combined financial statements of the companies constituting the Mettler-Toledo Group ('Mettler-Toledo' or the 'Group') assuming that the Group, currently a business unit of Ciba-Geigy AG ('Ciba'), was organized for all periods presented as a separate legal entity. Pursuant to the terms of the Stock Purchase Agreement dated April 2, 1996 between AEA MT Inc., AG fur Prazisionsinstrumente, and Ciba, Ciba agreed to sell to AEA MT Inc. and AEA MT Inc. agreed to purchase from Ciba all of the capital stock and other equity instruments in the entities representing the Group.

     The accompanying interim combined financial statements as of June 30, 1996 and for the six month periods ended June 30, 1995 and 1996 should be read in conjunction with the December 31, 1994 and 1995 combined financial statements and the notes thereto contained elsewhere in this Prospectus.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     The Mettler-Toledo Group is a manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Group also manufacturers and sells certain related laboratory measurement instruments. The Group's manufacturing facilities are located in Switzerland, the United States, Germany and China.

INVENTORIES

     Inventories are valued at the lower of cost or market. Cost, which includes direct materials, labor and overhead plus indirect overhead, is determined using the first in, first out (FIFO) or weighted average cost methods, and to a lesser extent the last in, first out (LIFO) method.

     Inventories consisted of the following at December 31, 1995 and June 30, 1996:

                                 DECEMBER 31,    JUNE 30,
                                     1995          1996
                                 ------------    --------
Raw materials and parts.......     $ 45,523      $ 43,227
Work in progress..............       38,191        36,810
Finished goods................       30,149        29,765

                                 ------------    --------
                                    113,863       109,802
LIFO reserve..................       (2,877)       (2,460)
                                 ------------    --------
                                   $110,986      $107,342
                                 ------------    --------
                                 ------------    --------

MANAGEMENT REPRESENTATION

     The accompanying unaudited interim combined financial statements have been prepared by Group management pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the results of the interim periods presented. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996.

                                      F-26